Exhibit 3.1

REF: F:/Sadot/Pimi_Marion/SM/26/08/2008
[TRANSLATED FROM THE HEBREW]

The Company’s name shall be:

Pimi Marion Holdings Ltd.

1.	The Company’s spheres of engagement shall be:

any legal business.

2.	Share capital

The Company’s authorized share capital is NIS 100,000 (one hundred thousand new shekels), divided as follows: 99,996 ordinary shares of NIS 1 n.v. each (hereinafter referred to as “the ordinary shares”) and four management shares of NIS 1 n.v. each (hereinafter referred to as “the management shares”).

3.	The Company’s shares

3.1
The ordinary shares shall vest their holders with the right to participate in the Company’s profits and in a distribution of its surplus assets on winding up, pro rata to the nominal value of their shares, and any other right not expressly attached to the management shares, in accordance with paragraph 3.2 below. The ordinary shares shall not vest their holders with the right to vote at the Company’s general meetings.

3.2	The management shares shall vest their holders with the following rights:

3.2.1
an equal right to be invited to, participate in and vote at the Company’s general meetings, whether ordinary meetings or special meetings, each share entitling its holder, who is present at the meeting and participating and voting thereat himself, by proxy or by way of a voting paper, to one vote;

3.2.2
a right to appoint directors to the Company’s board of directors (hereinafter referred to as “the board of directors”), each management share vesting its holder with the right to appoint one director and the right to dismiss him and appoint another director in his stead.

4.	Private company

The Company shall be a private company and below are provisions in respect of section 175A:

4.1	Any transfer and/or allotment of shares must be agreed to by the directors.

4.2	The Company shall not offer shares and/or debentures to the public.

4.3	The number of shareholders in the Company shall not exceed 50; two or more [persons] holding one or more shares of the Company shall be deemed one shareholder.

5.	The general meeting

5.1
No matter shall be discussed at any general meeting, unless the meeting is duly convened in accordance with the Company’s articles and due notice is given of the meeting. Notwithstanding the aforesaid, a general meeting may be convened on shorter notice than that specified in the Company’s articles and/or at law and even without notice, provided that all the shareholders entitled to vote at the said general meeting have expressly agreed thereto in writing.

5.2
No matter shall be discussed at any general meeting unless a quorum is present at the meeting’s commencement. A quorum for a general meeting of the shareholders shall be constituted in the presence, in person and/or by proxy, of not less than two of the Company’s management shareholders. If a quorum is not present within 60 minutes of the time fixed for the meeting, it shall be adjourned in accordance with the provisions of the Company’s articles.

5.3
Resolutions of the general meeting shall be passed by a majority of the management shareholders present at the meeting, provided that a quorum is present. The voting power of each management shareholder shall be pro rata to his holdings.

5.4	A written resolution of the Company’s management shareholders shall only be valid if signed by all the management shareholders.

6.	The Company’s board of directors

6.1
The directors shall not be entitled to remuneration for their activity as directors, as distinct from the consideration that shall be paid to them for their activity as employees of the Company or as providers of services to the Company, as set forth below.

6.2
A director shall be dismissed and/or replaced on the instruction of whoever appointed him. The appointment, dismissal or replacement of the Company’s directors shall be done on written notice to the Company and the management shareholders. It is expressed that the additional director shall be dismissed pursuant to a resolution of one of the management shareholders, without the need to obtain the consent of the other management shareholder.

6.3
A director may grant a power of attorney to an alternate director as defined in the Companies Law, 5759-1999 (hereinafter referred to as “the Companies Law”), to fill his place in the event that he is unable to participate at the board of directors’ meetings. A power of attorney as aforesaid shall be given on written notice to the Company. Notwithstanding the aforesaid, the additional director may not appoint and/or empower an alternate director.

6.4
The Company’s board of directors shall determine its policy, operating methods and contracts and everything relating to the Company’s routine management, and the manpower required for the execution of its assignments.

7.	The passing of resolutions by the Company’s board of directors

7.1
The board of directors’ meetings shall be convened on notice of seven days to each of the directors. Notice of a board of directors’ meeting shall include the meeting’s agenda. Notwithstanding the aforesaid, a board of directors’ meeting may be convened on shorter notice than that specified in these articles, and even without notice and/or without including the meeting’s agenda, provided that all the Company’s directors have expressly agreed thereto.

72.
The quorum for a board of directors’ meeting shall be two directors present in person or by their alternates. If a quorum is not present as required, the meeting shall be adjourned to another time that shall not be less than seven days from the first date. At the adjourned meeting, the presence of one director shall also constitute a quorum for the purpose of the meeting.

7.3
A board of directors’ meeting may also be conducted by telephone or facsimile, provided that the resolution to hold a meeting as aforesaid is binding and it shall be deemed a resolution if signed by all the directors.

7.4	The board of directors shall not pass any resolution unless convened as aforesaid and unless a quorum is present.

7.5	The board of directors’ resolutions shall be passed by a majority of the votes of the directors present at the meeting.

7.6
The voting power of each director or of a number of directors appointed by a particular shareholder at the board of directors’ meetings shall be pro rata to the holdings of the shareholder who appointed him of the Company’s management shares. A director appointed by a shareholder who is entitled to appoint a number of directors, and who has appointed only one, shall have voting power on the board of directors pro rata to the holdings of the management shareholder who appointed him.

7.7
A written resolution of the Company’s board of directors shall only be valid if signed by the majority required for such resolution of the directors holding office at such time. It is agreed that the board of directors may pass resolutions by facsimile, provided that the directors, pursuant to the majority required to pass resolutions, sign an identical text of the resolution.

7.8	At least once a quarter, a board of directors’ meeting shall be held, at which the routine matters relevant to the Company’s operation, determination of policy and the like shall be discussed.

7.9
At the meetings of the board of directors and the general meeting, written minutes shall be drawn up summarizing the directors’ resolutions, which shall be signed by the elected chairman of the meeting. The signed minutes shall bind the Company with regard to implementation of the resolutions passed and the minutes shall be entered in a book of minutes that shall be kept at the Company’s registered office.

8.	Transfer and lien of shares

8.1
The shareholders undertake not to sell and/or transfer shares and/or a right to allot shares and not to grant any other right to any third party, including a lien, in connection with the Company’s shares, the grant of an option to purchase shares of the Company and any other right (hereinafter referred to as “transfer of shares”) (save to permitted transferees as set forth herein), directly and/or indirectly, for consideration or otherwise, save as provided below in this paragraph.

8.2
The Company shall not register a transfer of shares in the register of shareholders, without the approval of its board of directors. The shareholders undertake to ensure that the Company’s board of directors approves a transfer of shares that is executed in accordance with the terms and conditions of this paragraph and does not approve a transfer of shares that it not done in accordance with the terms and conditions of this paragraph.

8.3
A transfer of shares that is executed in accordance with this paragraph shall only enter into force after the transferee has assumed, in writing, the obligations of the transferor, insofar as they relate to the transferor’s status as a shareholder of the Company.

8.4	Right of first refusal

8.5.1
If a shareholder (hereinafter referred to as “the transferor”) wishes to transfer all and/or some of his shares to another shareholder of the Company and/or to someone who is not a shareholder of the Company (hereinafter referred to as “third party”), he shall give written notice thereof to all the other shareholders. In the notice the seller shall state the number of shares he wishes to sell and the price and payment terms agreed upon with the third party (hereinafter referred to as “the sale notice”). The third party’s written offer, signed and confirmed by him, shall be annexed to the sale notice.

8.5.2
Each of the other shareholders (hereinafter referred to as “the other shareholder”) may give written notice, within 30 days of receiving the sale notice, of his desire to purchase all (and not some of) the shares offered for sale by the seller (hereinafter referred to as “the purchase notice”).

8.5.3	The purchase notice shall state that the other shareholder agrees to the price and payment terms required in the sale notice.

8.5.4	After the purchase notice has been given, the sale notice and the purchase notice shall be deemed a binding agreement between the parties for the transfer of the shares offered for sale by the seller.

8.5.5
If purchase notice is not given by any of the other shareholders within the said 30 days, the seller may sell the shares detailed in the sale notice to the third party, within 60 days after the end of the period for giving purchase notice, at the price and on the payment terms required by him in the sale notice.

8.5.6
For the purpose of counting the said 60 days, a sale agreement signed by the seller and by the third party, accompanied by the deposit of the shares’ transfer deeds signed by the seller with the third party, shall be deemed a completed sale.

8.5.7	After the said 60 days have passed, the seller may not sell his shares, unless he repeats the process described in this paragraph with regard to the shares’ sale, from the beginning.

8.5.8
The shareholders undertake to arrange for the board of directors to approve a transfer of shares and the registration thereof by the Company subject to the purchaser signing this agreement and joining as a party hereto for all intents and purposes, and all the restrictions, qualifications and commitments applicable to the seller shall also apply to the purchaser of the shares and all the rights vested in the seller shall also be vested in the purchaser of the shares.

8.5.9
The shareholders undertake not to charge by way of a specific charge and/or pledge and/or to vest and/or assign to any third party any of their shares and/or other rights in the Company without the consent of a majority of the Company’s directors, in advance and in writing, and to act to the best of their ability to remove any third party right that is imposed as aforesaid without their consent.

8.5.10
It is expressed that a party who sells his shares in accordance with the aforesaid shall be liable to disclose to any other shareholder the identity of the third party to whom he wishes to sell his shares, and if the third party is a company or partnership or any other legal entity, the seller shall disclose to all the other shareholders the identity of the shareholders in the company and/or partners in the partnership and/or members of such entity that wishes to purchase the seller’s shares.

8.6	Additional restrictions on transfer

8.6.1[1]	The Company’s board of directors may refuse a transfer of shares in the Company in the following cases (and in any event shall not withhold its consent except on reasonable grounds):

8.6.1.1	a transfer of shares to a third party in respect of whom there is reasonable concern that he is a competitor of the company;

8.6.1.2	a transfer of shares to a third party who has been, or whose directors have been, convicted and/or are on trial and/or are suspected at such time of criminal offences involving disgrace;

8.6.1.3	a transfer of shares to a third party in respect of whom there is reasonable concern that he will damage (himself and/or merely by joining the Company) the reputation and good name of the Company.

8.7	Permitted transfers

8.7.1
The provisions of this paragraph shall not apply to a transfer of shares by any of the Company’s shareholders to any of the following transferees (provided that the transferee has assumed, in advance and in writing, the transferor’s obligations pursuant to this agreement and pursuant to the Company’s articles vis-à-vis the Company and its shareholders, insofar as they are connected to the fact that the transferor is a shareholder of the Company):

8.7.1.1	a company under his direct or indirect control;

8.7.1.2	his spouse, parents, siblings and children;

8.7.1.3
the retransfer from the permitted transferees detailed in paragraph 8.7.1.1 above back to the transferor. It is expressed that any transfer of shares from the aforesaid transferees, save to the transferor, shall be subject to the provisions of paragraph 8;

8.7.1.4	in the event of the death, G-d forbid, of any of the shareholders, the heirs of such party shall step into his shoes and shall be deemed permitted transferees.

9.	Resolution of disputes

9.1
Any dispute on the Company’s board of directors or at the general meeting that cannot be resolved, and as a result of the failure to resolve the dispute it is not possible to continue the Company’s normal activity, shall be brought for the decision of a sole arbitrator who shall be appointed with the parties’ consent, and in the absence of consent within 14 days of the day on which one of the parties approaches the other, the arbitrator shall be appointed by the President of the Israel Bar (hereinafter referred to as “the arbitrator”).

9.2
The provisions of the Companies Law, 5728-1968, including the schedules thereto, shall govern the arbitration. The arbitrator shall not be subject to the civil procedure or the   laws of evidence, but shall be subject to the substantive law and shall be liable to give grounds for his award.

9.3	This paragraph shall be deemed an arbitration agreement for all intents and purposes both in respect of the shareholders and in respect of the Company.

10.	Signatory rights

The signatory rights on behalf of the Company shall be determined from time to time by the Company’s board of directors.

11.	The Company’s books

11.1	The Company’s books shall be kept at its registered office, and the members of the board of directors, or their proxies, may inspect them at any time.

11.2
The Company shall keep, through its managers, orderly and detailed books of account as required pursuant to the law in relation to its business and property. The books of account and all the Company’s other documents shall be the Company’s property and shall be kept at its registered offices, and each of the parties may examine and copy any document and/or material relating to the Company’s business.

11.3	Once a quarter, the Company shall furnish the shareholders with unaudited financial statements in respect of the activity.

12.	The Company’s winding up

12.1	If the shareholders decide to wind up the Company, they shall act in order to reach an agreement regarding the manner of winding it up.

12.2
If the parties are unable to reach an agreement as aforesaid, the Company shall be wound up and/or cease to operate, as the case may be, [and] all its assets shall be distributed amongst the Company’s shareholders pro rata to their holdings of the Company’s issued capital.

13.	The shareholders’ liability

The liability of the Company’s shareholders for the Company’s debts is limited.

[1]	[Sic – the incorrect numbering is in the original]

14-SEP-2008 08:24 FROM SADOT AND CO. LAW OFFICE TO 6138416 P.01/01

11 -09- 2008

מדינת ישראל
STATE OF ISRAEL
רשות התאגידים
AUTHORITY CORPORATE ENTITIES

משרד המשפטים
MINISTRY OF JUSTICE

רשם החברות
REGISTRAR OF COMPANIES

10 ספטמבר 2008

10 September 2008

TO WHOM IT MAY CONCERN

As registrar of companies of the State of Israel, I here by confirm that,

PIMI MARION HOLDINGS LTD. No. 51-349712-3

Is a limited company incorporated and registered under Israeli law.

Yehuda Katz,Adv

Deputy Department manager
Israel Companies Registry

מרכז כלל, רח' יפו 97 (קומה 13)
ת.ד. 28178, ירושלים 91281
www.havarot.justice.gov.il
ממשל זמין: www.gov.il

טלפון: 02-6209470
פקס: 02-6467430

TOTAL P.01